UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Synthesis Energy Systems, Inc.

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Explanatory Note
This filing consists of a press release released by Synthesis Energy Systems, Inc. (the “Company”) on May 10, 2011 to announce earnings for the fiscal third quarter ended March 31, 2011.
Additional Information
In connection with the proposed transaction, the Company has filed a preliminary proxy statement, and intends to file a definitive proxy statement, with the SEC and to mail the definitive proxy statement to the Company’s stockholders. The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statements to be filed, by the Company with the SEC.
You may obtain the preliminary proxy statement, and when available the definitive proxy statement, for free by visiting EDGAR on the SEC web site at www.sec.gov. Stockholders and investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.
SYNTHESIS ENERGY SYSTEMS ANNOUNCES FINANCIAL RESULTS AND CORPORATE HIGHLIGHTS FOR THE THIRD QUARTER OF FISCAL 2011
HOUSTON, May 10, 2011 — Synthesis Energy Systems, Inc. (Nasdaq: SYMX) (the “Company” or “SES”), a global energy and gasification technology company that provides products and solutions to the energy and chemicals industries, today announced financial results and corporate highlights for the third quarter of fiscal 2011, ended March 31, 2011.
“The third quarter of 2011 was marked by a series of business development and technology achievements for us, including the signing of our agreement with ZJX and China Energy and further demonstrations of the efficiency and reliability of our U-GAS® technology at our Zao Zhuang joint venture plant,” commented Robert Rigdon, President and CEO.
Third Quarter 2011 Financial Results (Unaudited)
Total revenue increased $0.5 million, or 19%, for the three months ended March 31, 2011, to $3.1 million, versus $2.6 million for the three months ended March 31, 2010.
Product sales from the Company’s Zao Zhuang (“ZZ”) joint venture plant increased to $2.6 million for the three months ended March 31, 2011, compared to $2.3 million for the three months ended March 31, 2010. For the three-month periods ended March 31, 2011 and 2010, the plant was available 100% and 96% of the time, respectively. ZZ operated for 72% of the third quarter of 2011 versus 78% in the third quarter of 2010.
Technology licensing and related services revenues for the three months ended March 31, 2011, were $0.5 million, versus $0.3 million for the three month ended March 31, 2010. The technology licensing and related services revenues for the quarter ended March 31, 2011, resulted from the recognition of previously deferred revenues received under a license agreement entered into in April 2010 related to a U.S. based biomass to fuels project which has since been terminated due to the customer’s inability to finance the project.
The Company reduced its operating loss for the third quarter of fiscal 2011 to $3.6 million, a 31% improvement from the $5.2 million reported for the third quarter of fiscal 2010. The $1.6 million improvement was primarily due to the improved operating margin at its ZZ joint venture plant, the licensing and related services revenue increase and reductions in other operating costs.

The net loss attributable to stockholders for the third quarter of fiscal 2011 fell to $3.6 million, or $0.07 per share, versus a net loss attributable to stockholders of $5.3 million, or $0.11 per share, for the prior year’s third quarter.
At March 31, 2011, the Company had cash and cash equivalents of $29.4 million and working capital of $27.2 million.
Corporate Highlights
•
SES, ZJX and China Energy entered into an agreement for China Energy to make an equity investment in SES of $83.8 million for 37.3 million shares of SES common stock, which will give ZJX/China Energy a 43.6% equity stake based on the issued and outstanding common stock of SES on March 31, 2011. ZJX is the controlling shareholder of China Energy. ZJX and China Energy brings extensive relationships throughout China that will be instrumental in developing new joint venture businesses to meet China’s growing demand for clean energy products derived from secure, local energy sources, including low-quality coals. The transaction is subject to stockholder approval and other customary closing conditions.

•
Using its new fines management system at the ZZ plant, SES demonstrated a significant improvement in carbon conversion rates over last year, achieving a rate above 98% with coal consumption of less than 0.75kg coal/NM3 syngas.

•
SES completed negotiations for another coal test at the ZZ plant involving 2,100 tons of low quality coal from Xinjiang Autonomous Region of China supplied by a company planning to invest in a synthetic natural gas project. The tests are scheduled to begin in May.

•	Yima construction continues to move forward, with the gasifier structure in the late stages of construction. Portions of the plant are scheduled to go online by mid-2012.
•	SES presented U-GAS® data at the World CTL conference in Paris demonstrating the technology’s advantages in enabling new coal-to-liquid projects, a significant commercial opportunity.
Conference Call Information
Senior management will hold a conference call to review the Company’s financial results for this period and provide an update on corporate developments today at 8:30 a.m. Eastern Time.
To access the live webcast, please log on to the Company’s website at www.synthesisenergy.com. Alternatively, domestic callers may participate in the live conference call by dialing (800) 860-2442 and international callers should dial (412) 858-4600. An archived version of the webcast will be available on the Company’s website through June 13, 2011. A telephone replay of the conference call will be available approximately one hour after the completion of the call through June 13, 2011. Domestic callers can access the replay by dialing (877) 344-7529. International callers should dial (412) 317-0088. The PIN access number for the live call and the replay is 450545#.
About Synthesis Energy Systems, Inc.
SES provides technology, equipment and engineering services for the conversion of low rank, low cost coal and biomass feedstocks into energy and chemical products. Its strategy is to create value through providing technology and equipment in regions where low rank coals and biomass feedstocks can be profitably converted into high value products through its proprietary U-GAS® fluidized bed gasification technology, which SES licenses from the Gas Technology Institute. U-GAS® gasifies coal cost effectively, without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by the ability of SES to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) the ability of SES to operate efficiently on a smaller scale, which enables the construction of plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas, and Shanghai, China. For more information on SES, visit www.synthesisenergy.com or call (713) 579-0600.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the early stage of development of SES, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future investments and operations, its ability to reduce operating costs, the limited history and viability of its technology, the effect of the current international financial crisis on its business, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries and its ability to diversify, its ability to maintain production from its first plant in the ZZ joint venture, its ability to complete the expansion of the ZZ project, its ability to obtain the necessary approvals and permits for its Yima project and other future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project, its ability to negotiate the terms of the conversion of the Yima project from methanol to glycol, its ability to close the ZJX/China Energy transaction, its ability to grow its business as a result of the ZJX/China Energy transaction and the sufficiency of internal controls and procedures. Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.
Contact:

Synthesis Energy Systems, Inc.	MBS Value Partners, LLC
Kevin Kelly	Matthew D. Haines
Chief Accounting Officer	Managing Director
(713) 579-0600	(212) 710-9686
Kevin.Kelly@synthesisenergy.com	Matt.Haines@mbsvalue.com
— TABLES FOLLOW —

SYNTHESIS ENERGY SYSTEMS, INC.
(A Development Stage Enterprise)
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010
Revenue:
Product sales and other — related parties	$2,626	$2,297	$6,622	$6,993
Technology licensing and related services	506	324	1,013	390
Other	—	—	—	146

Total revenue	3,132	2,621	7,635	7,529

Costs and Expenses:
Costs of sales and plant operating expenses	2,384	2,736	6,254	7,083
General and administrative expenses	3,329	3,401	9,646	9,403
Project and technical development expenses	58	286	187	1,840
Asset impairment losses	—	—	—	6,575
Stock-based compensation expense	312	741	577	1,706
Depreciation and amortization	653	666	1,983	2,107

Total costs and expenses	6,736	7,830	18,647	28,714

Operating loss	(3,604)	(5,209)	(11,012)	(21,185)

Non-operating (income) expense:
Equity in losses of Yima joint ventures	60	4	286	54
Foreign currency (gain) loss	(223)	—	(719)	1
Interest income	(41)	(38)	(132)	(90)
Interest expense	196	178	512	522

Net loss	(3,596)	(5,353)	(10,959)	(21,672)
Less: net loss attributable to noncontrolling interests	37	72	96	3,614

Net loss attributable to stockholders	$(3,559)	$(5,281)	$(10,863)	$(18,058)

Net loss per share:
Basic and diluted	$(0.07)	$(0.11)	$(0.22)	$(0.37)

Weighted average common shares outstanding:
Basic and diluted	48,429	48,198	48,403	48,228

SYNTHESIS ENERGY SYSTEMS, INC.
(A Development Stage Enterprise)
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	June 30,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$29,423	$42,573
Accounts receivable	2,591	2,672
Prepaid expenses and other currents assets	1,667	1,875
Inventory	1,182	983

Total current assets	34,863	48,103
Construction-in-progress	433	565
Property, plant and equipment, net	34,830	35,316
Intangible asset, net	1,234	1,272
Investment in Yima joint ventures	33,190	32,430
Other long-term assets	2,938	2,895

Total assets	$107,488	$120,581

LIABILITIES AND EQUITY

Current liabilities:
Accrued expenses and accounts payable	$5,292	$7,008
Deferred revenue	—	522
Current portion of long-term bank loan	2,349	2,268

Total current liabilities	7,641	9,798
Long-term bank loan	4,637	6,744

Total liabilities	12,278	16,542

Equity:
Common stock, $0.01 par value: 200,000 shares authorized: 48,537 and 48,337 shares issued and outstanding, respectively	485	483
Additional paid-in capital	199,400	198,720
Deficit accumulated during development stage	(107,312)	(96,449)
Accumulated other comprehensive income	3,284	1,836

Total stockholders’ equity	95,857	104,590
Noncontrolling interests in subsidiaries	(647)	(551)

Total equity	95,210	104,039

Total liabilities and equity	$107,488	$120,581

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